UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       LARSEN,    JOHN  L.

       877 NORTH 8TH WEST
       RIVERTON,   WY   82501
     USA
2. Issuer Name and Ticker or Trading Symbol
       NORTHWEST GOLD, INC.
      NWG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
     September 4, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
  $.001 Par Value Common St|09/04/|J (a| |40,000            |A  |NIL        |41,000             |D     |                           |
ock                        |01    |)   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
  $.001 Par Value Common St|N/A   |    | |NONE              |   |N/A        |1,000              |I (b) |By Wife                    |
ock                        |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
  $.001 Par Value Common St|09/04/|J (a| |580,000           |D  |NIL        |580,000            |I (c) |By USEG                    |
ock                        |01    |)   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Attachment to Form 4 dated August 30,
2002
(a) Transfer of shares at zero value, from U.S. Energy Corp. ("USEG"), a majority shareholder of Northwest Gold, Inc. ("NWG")
(b) Consists of shares held directly by the Reporting Person's wife. The Reporting Person disclaims beneficial and pecuniary interest in these shares.
(c) Consists of shares held by "USEG. The Reporting Person is an officer and director of both USEG and NWG. The Reporting Person is not a controlling shareholder of USEG, and therefore the Reporting Person does not have a pecuniary interest in the NWG shares held by USEG, under Rule 16a-1(a)(2)(iii). The Reporting Person disclaims beneficial and pecuniary interest in these shares.
NOTE: Pursuant to SEC Rule 16a-1(a)(2), information on USEG is not required, however, Registrant has undertaken comprehensive disclosure and reports shares held by USEG as indirectly owned by the Reporting Person.
SIGNATURE OF REPORTING PERSON
  /s/  JOHN L. LARSEN
DATE
  August 30, 2002